THE STEELPATH MLP FUNDS TRUST
AMENDED AND RESTATED SERVICE PLAN
CLASS A SHARES

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and offers for public sale distinct series of shares of beneficial interest, each corresponding to a distinct portfolio (a “Fund”); and

WHEREAS, the Trust’s Board of Trustees (“Board”) has authorized certain of the Funds to issue multiple classes of shares, including a class to be designated as Class A, and in the future may authorize new and other Funds to issue multiple classes, including such Class A shares; and

WHEREAS, the Trust desires to adopt a Service Plan (“Plan”) with respect to Class A shares;

NOW, THEREFORE, the Trust hereby adopts this Plan with respect to Class A shares.

1.           Fees.  Each Fund listed on Schedule A of this Plan, as such schedule may be amended from time to time, is authorized to pay to SteelPath Fund Advisors, LLC (“Advisor”), and/or to such other entities as approved by the Board, as compensation for shareholder services provided by such entities to Class A shareholders, an aggregate fee at the rate of up to 0.15% on an annualized basis of the average daily net assets of Class A shares of each such Fund which has approved this Plan in accordance with the conditions of approval set forth herein.  Such fees shall be calculated and accrued daily and paid either monthly, quarterly or at such other intervals as shall be determined or ratified by the Board.

2.           Permissible Activities.  Advisor or any other entity approved by the Board pursuant to paragraph 1 may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in or relate to the servicing of a participating Fund’s Class A shares, including, but not limited to, the payment of service fees and transfer agency or subtransfer agency expenses.

3.           Effectiveness.  This Plan shall not take effect with respect to Class A shares of a Fund unless it first has been approved by vote of a majority of the Board, including those Trustees of the Trust who are not “interested persons” of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Trustees”).

4.           Term.  After approval as set forth in paragraph 3, this Plan shall take effect and continue in full force and effect with respect to Class A shares of a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5.           Quarterly Reports.  Advisor shall provide to the Board, and the Board shall review, at least quarterly, a written report of the amounts expended with respect to Class A shares of each applicable Fund under this Plan and the purposes for which such expenditures were made.

6.           Termination.  This Plan may be terminated with respect to the Class A shares of any Fund at any time by vote of the Board, or by vote of a majority of the Independent Trustees.

7.           Amendments.  This Plan may not be amended to increase materially the amount of fees provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for Board approval in paragraph 3 hereof.  Any other material amendment to the Plan may not be made unless such amendment is approved in the manner provided for approval in paragraph 3 hereof.

8.           Expenses.  The amount of the fees payable by a Fund to Advisor or any other authorized entity under paragraph 1 hereof is not related directly to expenses incurred by such entities on behalf of such Fund in providing shareholder services hereunder, and paragraph 2 hereof does not obligate such Fund to reimburse any such entity for such expenses.  The fees set forth in paragraph 1 hereof will be paid by such Fund to such entities until the Plan is either terminated or not renewed.  If the Plan is terminated or not renewed with respect to a Fund, any shareholder servicing expenses incurred by such entities on behalf of such Fund in excess of payments of the fees specified in paragraph 1 hereof which have been received or accrued through the termination date are the sole responsibility and liability of the entity incurring the expenses, and are not obligations of such Fund.

9.           Fund Governance Standards.  While this Plan is in effect, the Board shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act to the extent applicable.

10.         Definitions.  As used in this Plan, the term “interested person” shall have the same meaning as that term has in the 1940 Act.

11.         Records.  The Trust shall preserve copies of this Plan (including any amendments thereto) and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

12.         Liability.  The Trustees of the Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust or the Fund under this Plan, and Advisor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Funds in settlement of such right or claim, and not to such Trustees or shareholders.

Effective:    March 31, 2010

Approved:   January 25, 2010, as amended February 12, 2010 and April 27, 2011

THE STEELPATH MLP FUNDS TRUST
AMENDED AND RESTATED SERVICE PLAN
CLASS A SHARES

SCHEDULE A

As noted in paragraph 1 of the attached Plan, the following Funds have adopted The SteelPath MLP Funds Trust Amended and Restated Service Plan for Class A shares:

SteelPath MLP Income Fund
SteelPath MLP Alpha Fund
SteelPath MLP Select 40 Fund
SteelPath MLP Alpha Plus Fund

The Board has not authorized the payment of a fee hereunder.

Dated:  April 27, 2011